Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the inclusion in the accompanying Exhibit 99.2 and incorporation by reference in the current report on Form 8-K of Western Digital Corporation, of our report dated February 21, 2007, with respect to the consolidated balance sheets of Komag, Incorporated and subsidiaries (“the Company”) as of December 31, 2006 and January 1, 2006 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, and our report dated February 21, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the accompanying Exhibit 99.2 and in the December 31, 2006 annual report on Form 10-K of Komag, Incorporated, incorporated herein by reference.
As discussed in Note 11 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Mountain View, California
November 14, 2007